THE CALVERT FUND

ADMINISTRATIVE SERVICES AGREEMENT

ADDENDUM TO SCHEDULE A

As compensation pursuant to Section 6 of the Administrative Services Agreement between Calvert Administrative Services Company, Inc. ("CASC") and The Calvert Fund dated March 1, 1999, with respect to Calvert Short Duration Income Fund (the "Fund"), CASC is entitled to receive from the Fund an annual fee (the "Fee") as shown below.

Calvert Short Duration Income Fund

Class A	0.30% on first $1.5 billion; 0.275% on all assets above $1.5 billion
Class B	0.30% on first $1.5 billion; 0.275% on all assets above $1.5 billion
Class C	0.30% on first $1.5 billion; 0.275% on all assets above $1.5 billion
Class Y	0.30% on first $1.5 billion; 0.275% on all assets above $1.5 billion

Class I	0.10%

For its services under this Administrative Services Agreement, CASC is entitled to receive the Fee indicated above based on average net assets. The liability to pay for services under the Agreement arises at the time a class commences operations, absent waivers.

Effective: January 1, 2010

THE CALVERT FUND

BY: ____________________________
William M. Tartikoff
Vice President and Secretary

DATE: December ___, 2009

Calvert ASSET MANAGEMENT Company, INC.

BY: ____________________________
Ronald M. Wolfsheimer
Chief Financial and Administrative Officer
and Senior Vice President

DATE: December ___, 2009